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Rotterdam turns blue

ExxonMobil is participating!

The H-Vision project in Rotterdam shows new ways to reduce industrial CO2 emissions quickly and significantly and at the same time to use hydrogen as an energy carrier—initially as blue, and in the future also as green hydrogen.

The port of Rotterdam is not only the largest in Europe, but also the core of an international industrial center, job engine and extremely important for the Dutch economy. The carbon dioxide emissions are correspondingly high. In order to achieve the climate targets set, CO2 emissions in the Netherlands are to be reduced by 19.4 million tonnes by 2030 compared to 1990 levels. The H-Vision project is an important part of that plan, and ExxonMobil has been on board from the start.

Government sets the goal, companies find the way

How the CO2 reduction can be achieved, however, is left to the local companies by the Dutch government. H-Vision was therefore not enacted “from above”, but comes from the innovative strength of the companies based in the port of Rotterdam. The idea: Construction of two hydrogen plants that mainly produce “blue hydrogen” as an energy source from refinery gases from the refineries in the port area. The resulting CO2 is split off and pumped into empty gas fields in the North Sea and stored in a climate-neutral manner.

Conversion of industrial processes to hydrogen

The blue hydrogen is then used by the companies involved for industrial applications. In particular, processes that require high temperatures and have previously been operated with natural gas can then run with blue hydrogen. However: The new pragmatic solution is still more expensive than the current procedure, which is why the financing is also being negotiated with the government.

By 2030: 2.7 million tons of CO2 savings

The goal of H-Vision is ambitious: By 2030, with the operation of two hydrogen factories, CO2 emissions are to be reduced by 2.7 million tons—that would be almost 14% of the targeted 19.4 million tons of CO2 in the Dutch Industrial sector should be saved. The first factory with an output of 750 MW and 1.3 million tons of CO2 reduction could be completed by the end of 2026.

Why not green hydrogen right away?

In the long term, of course, the goal is to use green hydrogen, which does not release any CO2 at all. On the one hand, however, the capacities for the green electricity required for this are far from being sufficient and, on the other hand, the refinery gases are currently immediately available as residual products from the refineries. Nevertheless: With blue hydrogen, H-Vision is also paving the way for the transition to green hydrogen, as the new infrastructure can also be used for this energy carrier.

1.

In the H-Vision project, blue hydrogen is produced in two factories from the refinery gases contributed by the local companies. The first system is planned for 2026, and by 2030 CO2 emissions are to be reduced by 2.7 million tons.

2.	Almost all of the carbon dioxide produced in the process is pumped into empty gas fields in the North Sea and stored or used, for example, in agriculture.

3.	The infrastructure for the industrial use of blue hydrogen by the local companies is being set up and can also be used for the supply of green hydrogen in the future.

4.	The long-term plan is to switch to green hydrogen, which is produced using renewable energies.

(Caption diagram:)

The rapid availability of blue hydrogen helps to achieve the climate goals pragmatically, while even higher investments in green electricity capacities are necessary for the production of green hydrogen.

(Infobox H-Vision:)

H-Vision at a glance:

•	Goal: 2.7 million tons of CO2 reduction

•	Construction of 2 plants by 2026 or 2030

•	Input: Consortium refinery gases

•	Output: blue hydrogen for industrial use

•	CO2 storage in empty gas fields

•	12 participating companies:

ExxonMobil, BP, Shell, Vopak, Deltalinqs, Onyx-Power, Port of Rotterdam, Uniper, Equinor, EBN, Gasunie, Air Liqude

(Infobox hydrogen :)

Gray ☐ blue ☐ green

The hydrogen color theory

Hydrogen occurs almost exclusively in bound form, such as in water molecules or in natural gas. In order to use it as an energy source, it must first be produced in its pure form. Depending on the process, it is then referred to as gray, blue or green hydrogen:

•	Gray hydrogen is obtained from natural gas, which creates CO2 and is emitted into the atmosphere.

•	Blue hydrogen is also obtained from natural gas, but the CO2 is captured and stored in a climate-friendly way (CCS process).

•	Green hydrogen is produced from green electricity through electrolysis in a climate-friendly way.

(Interview van de Rhee :)

Mr. van de Rhee,

You work at ExxonMobil on the CO2 reduction strategies and here in Rotterdam you are right on the pulse of the H-Vision project. The project is breaking new ground in a very targeted manner. How does H-Vision fit into ExxonMobil’s business model?

Our recent investments show that we continue to see the Netherlands and Rotterdam as promising locations for the future. We are making our systems here more sustainable and innovative so that they remain competitive and are among the most energy-efficient in Europe. Society would like to maintain its prosperity and its products, but taking the environment into account and in harmony with current climate aspirations. Our factories are part of the solution and the future by investing in innovation and new technology.

How do you assess the hydrogen policy in Rotterdam?

Rotterdam aims to be climate neutral by 2050. That’s positive. With the port as the engine, the decision was made to pioneer the development of the hydrogen economy. It is believed that hydrogen will play an important role in the energy transition, which will have a positive effect on the greening of the industrial cluster as well as on employment and economic progress in the city.

How do you assess the future development of H-Vision?

It is important that the government continue to support the project. The hydrogen vision published by the government confirms the role of H-Vision in contributing to CO2 reduction in the short term. It clearly states: “Blue hydrogen paves the way for large-scale integration of green hydrogen”. The industry has to invest a lot, but some investments are not profitable, so subsidies from the EU or the Dutch government are necessary.

(Copy caption van de Rhee :)

Harro van de Rhee has been ExxonMobil’s CO2 Reduction Strategy Executive for the EMEA region (Europe, Middle East, Africa) since 2019. The trained Harro is married, has 3 children and has been with ExxonMobil since 1991.

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Hydrogen – an important component in the future energy supply

Part 2 of the series

Experts are convinced that hydrogen has enormous potential as a CO2-free energy carrier. But it is difficult to predict in which areas H2 will prevail in the future. Europe is a world leader in this sector.

Will hydrogen really prevail in the coming decades wherever it is technically usable? In air traffic or in heating? In cement works and the chemical industry? Will there soon be millions of hydrogen cars on the streets? Is the H2-fired climate-neutral blast furnace coming? Where will hydrogen prevail? With its “National Hydrogen Strategy” launched in 2020 (see Employee 3/2020), the Federal Government has put this question – and above all the answers to it – on the political agenda. The spirit of optimism has been inspiring the continent for a long time. According to Handelsblatt, there are currently 126 hydrogen projects in Europe – more than on all other continents combined. “As Europeans, we want to become number one in the world when it comes to hydrogen technologies and secure jobs in Europe in the long term,” said Federal Economics Minister Peter Altmaier in the Handelsblatt.

So far so good. But if the energy transition costs hundreds of billions of euros in the EU alone, the “price” question arises with all the optimistic forecasts beyond technical feasibility: What will hydrogen cost in the world of tomorrow? Perhaps other CO2-free energy sources will be cheaper in the long term? It is undisputed that hydrogen has to become cheaper in order to establish itself sustainably on the energy market. “We have to accelerate the market by 2030, so that the technology costs of electrolysis fall from the current 800 euros to below 500 euros per kilowatt,” says Professor Mario Ragwitz from the Fraunhofer-Gesellschaft.

The willingness to focus on hydrogen is growing worldwide. McKinsey expects it after the waning

Corona pandemic “from customers and governments there will be more pressure for a greener restart in air traffic, cruise and container shipping and also in the steel industry.” In its “Hydrogen Insights Report 2021”, the management consultancy designs scenarios for individual industries and applications, all of which require a carbon tax of at least $ 100 per tonne to make hydrogen competitive. Currently, this tax in Germany is between 25 and 40 euros per ton of carbon dioxide.

What experts from McKinsey and other institutes predict for individual areas:

Heating and warm water

Will apartments and offices be heated with hydrogen in the future? This is technically possible, but rather unlikely in a new building. Here, the increasingly efficient heat pumps can be operated much more economically with green electricity. However, hydrogen could be an option for existing buildings.

Chemical industry

Gray hydrogen is already used today in the material use for the production of basic chemicals, such as for the fertilizer raw material ammonia. In the future, the use of green or blue hydrogen can drastically reduce CO2 emissions.

Shipping and air transport

In 20 years’ time, short and medium-haul aircraft could fly with hydrogen, or with synthetic kerosene, which is produced from climate-neutral hydrogen. In contrast, McKinsey expects advantages for ammonia as a fuel in intercontinental traffic (from 10,000 km). Ammonia produced from climate-neutral hydrogen could be used in shipping.

Steel industry

In the blast furnaces, the aim is to replace coke as a fossil fuel or to ensure that its greenhouse gas emissions do not end up in the atmosphere. In a new direct reduction furnace, coke can initially be replaced by natural gas and later by climate-neutral hydrogen.

Road traffic

For small cars and cars with little mileage, the battery-electric drive will be the most efficient drive in the long term. By contrast, hydrogen should be an economical option for SUVs, vans and high-mileage cars such as taxis. McKinsey also sees advantages for hydrogen in heavy goods traffic, because heavy batteries would significantly reduce the payload.

“Electricity will become the guiding energy of the 21st century”, the management consultancy EY expects. “Most forecasts therefore assume that electricity consumption will rise by 10 to 20 percent by 2030, and some researchers even see it doubling by 2050.” Nevertheless, green and blue hydrogen will not lead to a niche existence. In some of the areas mentioned above, hydrogen can hardly be replaced as a clean energy carrier. In addition, it can be stored very well, so that it will be of great importance as a backup during energy peaks or in the notorious “dark doldrums” when neither solar systems are running nor wind turbines rotating.

“In some areas, hydrogen can hardly be replaced as a clean energy carrier.”

Researching the future

Nowhere in the world are so many companies, universities and research institutes involved in developing a hydrogen industry as in Europe. According to statistics from the Handelsblatt, there are currently 126 H2 projects in Europe, followed by Asia (46), Australia / Oceania (24) and North America (19). In Germany in particular, several ambitious partnerships have formed:

Food / Stavanger

Open Grid Europe (OGE) in Essen and Equinor (formerly Statoil) in Norway are pursuing a common goal in their “H2morrow” pilot project: by 2030, blue hydrogen is to supply customers in North Rhine-Westphalia. The Norwegians generate hydrogen from natural gas from the North Sea and store the resulting CO2 under the sea floor. The network operator OGE is responsible for transporting the hydrogen to North Rhine-Westphalia and wants to convert existing natural gas lines to hydrogen. H2morrow wants to provide industrial customers in particular with a practicable solution for rapid decarbonization. In 2030, 8.6 terawatt hours of blue hydrogen should flow – this corresponds to the energy requirements of 450,000 four-person households.

Heath (Holstein)

In Schleswig-Holstein, the “West Coast 100” project is intended to create a regional hydrogen economy on an industrial scale. The Heide refinery, the West Coast University of Applied Sciences and the building materials manufacturer Holcim are all involved in the “West Coast 100” real-world laboratory. Business and science are dedicated to so-called sector coupling, i.e. the interlinking of electricity, heat and mobility. The goal: to optimally integrate renewable energy. It is investigating how the oxygen produced during electrolysis can be fed into a cement works – perspectives for the decarbonisation of this industry. Synthetic green kerosene could also come at the end of the demanding chemical reactions.

Gorlitz

In the east of Saxony, the “hydrogen network” Lausitz wants to give the region new energetic perspectives after the foreseeable end of lignite mining. An innovation campus is being built on the Siemens Energy site in Görlitz, in which the Fraunhofer Institute for Machine Tools and Forming Technology in Zittau is also involved. Among other things, the construction of a factory for hydrogen components and an international certification center are planned. A filling station network for hydrogen in Lusatia is also to be created as part of this publicly funded cooperation.

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This gas does not escape us!

Methane acts as a particularly climate-effective greenhouse gas in the atmosphere.

The EU’s Green Deal aims to significantly reduce methane emissions.

ExxonMobil in Germany has been showing how this can be done for over 20 years.

It doesn’t smell, it has no color—but if it is released into the atmosphere unburned, it is far more damaging to the climate than the same amount of carbon dioxide. Reducing and avoiding methane emissions is therefore an essential component in climate protection. The goal is anchored in national and international agreements and is also supported by the energy industry. “We are committed to the appropriate regulation of methane emissions in oil and gas production worldwide—along the entire value chain,” says Axel Scheuer, Global Regulatory Affairs & Public Policy Advisor at ExxonMobil Upstream Business Development.

It was not until October 2020 that the European Commission presented its strategy for reducing methane emissions as part of the Green Deal. Last but not least, this is about detecting and remedying leaks in the gas infrastructure more quickly. “It is also about recording methane emissions in a standardized way and making them internationally comparable,” explains Scheuer. In a later step, a global methane observatory is to be built under the UN umbrella.

In Germany, ExxonMobil has been setting a good example here since the 1990s: Numerous pro-actively implemented measures have been able to reduce unburned methane emissions by an impressive 95 percent. “The reduction of methane emissions is of course primarily necessary from an environmental point of view,” says Dr. Volker Nitsche, Manager Operations Technical & Integrity at EMPG in Hanover. “In addition, it also makes economic sense to use this valuable raw material in a targeted manner. Because methane that escapes during release processes or through leaks is nothing more than natural gas that never comes to a customer.”

When it comes to the challenge of detecting and reducing methane emissions, there is not just one way that leads to the goal, but rather a wide range of measures. ExxonMobil is testing modern methods to identify methane leaks at over 1,000 locations in Texas and New Mexico. In addition to infrared cameras and airplanes, drones are also used.

Overall, ExxonMobil has extensive know-how in reducing methane and brings this to bear in regular exchanges with relevant stakeholders.

The close cooperation in the national industry association BVEG and at international level with the International Association of Oil & Gas Producers (IOGP) in London is also important. The IOGP represents the interests of the most important upstream companies worldwide. Its members account for almost half of the world’s gas and oil volumes. The IOGP is also one of the founding members of the “Methane Guiding Principles” initiative, with which leading energy companies imposed a set of rules for reducing methane emissions in 2017.

Talk to each other

Who ExxonMobil is in regular dialogue with on the subject of methane:

•	Federal Government

•	EU Commission

•	World Bank

•	Non-governmental organizations

•	(NGO) such as B. the Environmental Defense Fund

•	Science and Research

Facts about methane

Where it occurs

Natural gas is an important energy source because it mainly consists of combustible methane. The hydrocarbon—chemical formula CH4—occurs in nature and escapes naturally into the atmosphere, for example from bogs and volcanic eruptions, as well as through man-made processes. Agriculture—especially rice cultivation and cattle breeding—comes first with around 53%, followed by landfills (26%) and the energy industry (19%). Within this industry, gas, oil and coal each account for around a third of methane emissions.

How it works as a greenhouse gas

Unburned methane is a greenhouse gas that affects global warming 25 times as much as the same amount of carbon dioxide (CO2). While CO2 remains in the atmosphere for hundreds of years, methane breaks down after a good twelve years. This plays a role in calculating long-term climate models. In contrast to CO2 emissions, methane emissions cannot be precisely quantified. Methane emissions are therefore regularly determined using estimated values (emission factors).

Why methane escapes into the atmosphere

In oil, gas and coal production, both process-related deliberate but minimal releases and diffuse methane emissions can occur. Venting is the name of the process in which methane originating from venting processes is controlled and, for the most part, blown out for safety reasons. Added to this are the proportions of fugitive emissions from the smallest leaks in pipes, tanks or compressors, from incomplete combustion in engines (methane slip) and, in rare cases, from accidents.

Ulrike Scheer, how high are EMPG’s methane emissions?

“Balancing our methane emissions has been a practice in the company since 1998. Since then, options have also been considered and implemented to reduce these emissions. The infographic shows that the measures implemented have saved a good 95 percent of methane emissions over the past 20 years. First of all, those measures were implemented that could have a major impact with little effort. An example of this: We used to use control gas at our compressor or measuring stations for the pneumatic drive of the fittings, which we have now completely replaced with control air or electric drives. This means that methane can no longer escape into the atmosphere. Many other, even small, measures were identified and implemented due to the increased environmental awareness, especially among colleagues on site. “

Ulrike Scheer is a chemical engineer and Environmental & Regulatory Advisor at EMPG in Hanover

From 4,000 to 200 tons of methane per year

Starting level:

Start of measures against methane emissions

Temporary increase due to increased work on extraction sites and failure of one

Storage water pipeline (tank truck loading, gas exchange)

Technical measures take effect:

•	Replacement of control gas with compressed air or electricity

•	More methane flaring

•	During gas drying, “stripping gas” is not released, but fed into a burner

•	Storage water is pumped instead of transported by tank truck

Imputed adjustment for stripping gas emissions in Grossenkneten and in the fields. Measures were implemented earlier, but only now recorded.

Pascal Weustermann, what is a mobile torch?

“Excess gases can arise in oil and gas production, for which there is no economic use at their place of origin. Where possible, these gases are fed to a stationary flare. This means that no unburned methane is released into the atmosphere, but rather the less climate-damaging CO2 that is produced during the combustion process. In order to reduce methane emissions at locations where there is no stationary flare, we have procured a mobile flare from EMPG. This non-stationary torch is used in particular for maintenance and repair work. Regardless of this, our general goal is to reduce flaring and to use the gas economically. “

Pascal Weustermann is an environmental engineer and environmental engineering supervisor at EMPG in Hanover

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Supplying the world with energy and thereby the risks for the environment and climate minimize: The current Sustainability Report and Energy and Carbon Summary 2021 show how our company is implementing its climate strategy.

With double responsibility

One of the most pressing social challenges of our time is dealing with the risks of climate change. By the year 2040, the world population is expected to grow from 7.5 billion to well over 9 billion people. In the developing world, the income of billions of people will rise to what is considered the middle class. Given population growth and the relationship between energy consumption and standard of living, the energy industry has a key role to play in our sustainable future. ExxonMobil is aware of its responsibility: our strategy focuses on the dual challenge of meeting the growing demand for energy to support economic development around the world while minimizing the environmental impact and the risks of climate change.

“We strive to provide products and services that are essential to the health and wellbeing of billions of people. The way in which we achieve these results is just as important as the results themselves. That is why we are committed to conducting our business in a responsible and sustainable manner, ”writes Darren W. Woods, Chairman and CEO, in the preface to the latest ExxonMobil Sustainability Report. Together with the Energy and Carbon Summary 2021, it provides information about the diverse efforts of our company to actively contribute to reducing greenhouse gas emissions.

ExxonMobil’s climate strategy is based on four principles:

Reducing our operational emissions

Making advanced products that help customers reduce emissions

Basic research for new technological solutions

Active engagement in climate policy

In 2015, in the Paris Agreement on Climate Change, more than 190 countries committed to reducing the carbon emissions of their economies. In addition, the United Nations has adopted 17 Sustainable Development Goals (SDGs) in order to achieve significant progress on global economic, social and ecological challenges by 2030. Like many other large companies around the world, ExxonMobil supports the goals of the Paris Agreement and contributes to many aspects of the 17 SDGs.

Amazing performance

Over the past two decades, ExxonMobil has invested more than $ 10 billion in research, development and deployment of lower-carbon energy solutions. This enabled us to avoid around 480 million tons of CO2 emissions—roughly equivalent to the annual emissions of 100 million passenger cars.

CORE THOUGHTS OF THE SUSTAINABILITY REPORT AND OF THE ENERGY AND CARBON SUMMARY 2021:

What is ExxonMobil doing to reduce CO2 emissions in its operations?

We are making progress through a variety of measures, such as: For example, increasing energy efficiency in all of our operations, improving leak detection and repairs in tanks and pipelines, and by increasing the combined heat and power capacity in the production facilities. Total greenhouse gas emissions fell by around 5 percent from 2010 to 2019.

Which of our products help to reduce greenhouse gas emissions?

This is where our chemical products come into play: Premium lubricants, lightweight plastics and special tire linings make cars lighter and more fuel efficient.

Natural gas plays an important role in electricity generation. If you look at the life cycle, natural gas emits up to 60 percent fewer greenhouse gases and produces significantly fewer air pollutants than coal. As liquefied natural gas (LNG), it can be transported safely and inexpensively. Our company is one of the largest natural gas producers in the world and a leader in the field of LNG. In Papua New Guinea, Mozambique and the USA we are working on the production of 12 million tons of LNG annually to meet the growing global demand.

How important is long-term research?

Very important, because according to the International Energy Agency (IEA) only six out of 46 important technologies and sectors are so far on the way to help society achieve the goals of the Paris Agreement. Our research focuses on the key areas of power generation, commercial transportation and industrial processes, where emissions are strongest and likely to increase.

Our work focuses on:

Advanced biofuels made from algae and agricultural waste for commercial transportation and petrochemicals.

The improved economic use of carbon capture and storage for power generation and industrial applications. ExxonMobil currently has around 20 percent of the world’s collection capacity.

The development of new and efficient technologies to reduce emissions in refinery and chemical plants.

How is ExxonMobil involved in climate policy?

Our company supports market-based approaches to reducing emissions, including further cost-effective regulation of methane and a macroeconomic price for carbon. We also promote advanced technologies. We work with governments, private companies, consumers and other stakeholders. For example in the global Alliance to End Plastic Waste, which advocates innovative plastic recycling.

Why isn’t ExxonMobil investing in existing renewable energy sources like wind and sun?

Oil and natural gas will undoubtedly continue to play an important role in the global energy mix. ExxonMobil focuses on areas where we can make a unique and meaningful contribution and where we have extensive scientific expertise. We believe that this is the most meaningful and expedient contribution to society’s efforts to cope with the risks of climate change.

Mr. Papen, how does the chemicals division contribute to ExxonMobil’s sustainability strategy?

In the chemicals sector, we develop products that make it possible to optimize the recycling capabilities of plastics. For example, our high-performance polymer VistamaxxTM helps to make packaging for liquid cleaning agents thinner and lighter so that they are easier to recycle. At the same time, we are working on technologies for advanced recycling.

What is advanced recycling?

With advanced recycling, plastic waste is broken down into its molecular building blocks. In this way, even contaminated plastic waste can be converted into high-quality raw materials, over and over again. This is not possible with conventional mechanical recycling—i.e. the shredding of used plastic and melting it together with new plastic.

Does ExxonMobil’s commitment to recycling also help achieve the UN’s 17 Sustainable Development Goals (SDGs)?

For sure! Plastics have many advantages, especially when it comes to sustainability. Plastic packaging is light, reduces food waste and the energy used in transport. In the medical sector, plastic products protect both patients and staff directly. But plastic waste in the environment is a problem that needs to be addressed. The less plastic waste there is, the less water and forests are affected. Plastic waste is part of the general problem of inadequate waste management here. 3 billion people worldwide have no access to modern waste management!

The SDGs also provide for cooperation. Has ExxonMobil already partnered?

Yes, we are, for example, a founding member of the Alliance to End Plastic Waste, a global initiative that encompasses the entire value chain, to which more than 40 large companies have come together. The aim is to jointly invest 1.5 billion US dollars by 2024 in order to find concrete solutions for avoiding or minimizing plastic waste. This includes projects to improve waste management on site, but also projects for the advanced recycling of used plastic.

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Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.